Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statements  (No. 333‑217356, No. 333‑219133, No. 333‑219129, No. 333‑139127, No. 333‑152951, No. 333‑168787, No. 333‑184823 and No. 333‑212907) on Forms S‑3 and S‑8 of Willdan Group, Inc. of our reports dated March 9, 2018, with respect to the consolidated balance sheets of Willdan Group, Inc. as of December 29, 2017 and December 30, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 29, 2017, December 30, 2016, and January 1, 2016, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 29, 2017, which reports appear in the December 29, 2017 annual report on Form 10‑K of Willdan Group, Inc.

Our report dated March 9, 2018, on the effectiveness of internal control over financial reporting as of December 29, 2017, contains an explanatory paragraph which states Willdan Group, Inc. acquired substantially all of the outstanding shares of Integral Analytics, Inc. during 2017, and management excluded from its assessment of the effectiveness of Willdan Group, Inc.’s internal control over financial reporting as of December 29, 2017, Integral Analytics, Inc.’s internal control over financial reporting associated with total assets of $606,000 and total revenues of $1,086,000 included in the consolidated financial statements of Willdan Group, Inc. and subsidiaries as of and for the year ended December 29, 2017. Our audit of internal control over financial reporting of Willdan Group, Inc. also excluded an evaluation of the internal control over financial reporting of Integral Analytics, Inc.

/s/ KPMG LLP

Irvine, California
March 9, 2018